State Bank Financial Corporation

3399 Peachtree Road, NE, Suite 1900

Atlanta, Georgia 30326

November 3, 2016

Era Anagnosti

Legal Branch Chief

Office of Financial Services

Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C.  20549

Re:                             State Bank Financial Corporation (the “Registrant”)

Registration Statement on Form S-4 (File No. 333-213807)

Dear Ms. Anagnosti:

Pursuant to Rule 461 promulgated under the Securities Act of 1933 (the “Securities Act”), the Registrant hereby requests that the effective date for the above-referenced Registration Statement be accelerated so that it will be declared effective under the Securities Act at 9:00 a.m., New York City time, on Monday, November 7, 2016, or as soon thereafter as possible.

Should you have any questions concerning this request, please contact J. Brennan Ryan at Nelson Mullins Riley & Scarborough LLP at (404) 322-6218.

Sincerely,

State Bank Financial Corporation

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chief Executive Officer